Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     WHEREAS, Christopher J. Carroll (referred to in this Agreement as “Employee”) has been employed by Advanta Corp. and/or any of its subsidiaries and affiliates, including Advanta Bank Corp. (referred to in this Agreement as “Advanta”); and
     WHEREAS, Employee’s employment terminated as of November 29, 2007, Advanta and Employee desire to document all aspects of Employee’s separation from employment with Advanta;
     Employee and Advanta agree as follows:
     1. Advanta, in consideration of the promises of Employee set forth in this Agreement and intending to be legally bound, agrees to provide Employee with:
          (a) one year of separation pay ($305,787) less applicable federal, state and local taxes, payable in bi-weekly installments in accordance with Advanta’s normal payroll practices commencing with the expiration of the revocation period referenced in Paragraph 12.
          (b) that portion of Employee’s COBRA health insurance premium which is equal to the amount which the Company contributes for employees of Advanta and the currently covered beneficiaries of such employees, provided Employee elects continued participation in Advanta’s group medical, dental or vision plans pursuant to COBRA (subject to COBRA’s eligibility requirements and other terms and conditions), during the period that Employee is receiving separation pay;
          (c) outplacement services through Career Concepts to consist of the Executive Career Transition Plan for a period of 6 months (as provided to Employee separately) so long as services are initiated during the one year term of this separation agreement; and
          (d) no payments or benefits will be provided to Employee under Paragraph 1 until after the revocation period referenced in Paragraph 12 has expired without Employee having revoked this Agreement.
     2. Employee, in consideration of Advanta’s undertakings set forth in Paragraph 1 and intending to be legally bound, hereby:
          (a) releases and forever discharges Advanta and its past, present and future officers, directors, employees, shareholders and agents, attorneys, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns, jointly and severally, both in this capacity and as individuals, from all claims, actions or causes of action of any kind, known or unknown, asserted or unasserted, which Employee, his heirs, agents, successors, and assigns ever had, now have or hereafter may have, to the extent such claims, actions or causes of actions arise out of any matter, occurrence, omission or event occurring prior to the execution of this Agreement, including, but not limited to: (i) any and all claims relating to or arising out of Employee’s employment with and/or termination of employment with Advanta; (ii) any and all claims for unpaid or withheld wages, vacation, sick and/or personal time pay, paid time off (PTO), un-reimbursed expenses, severance pay, notice, bonuses, management incentive programs, and/or other compensation or benefits of any kind; (iii) any and all claims for reimbursement or expenses of any kind; (iv) any and all claims of discrimination in employment , including, but not limited to claims for discrimination or harassment on the basis of age, sex, race, religion, color, creed, handicap, disability, citizenship, national origin, sexual orientation or any other factor protected by Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act, The Age Discrimination in Employment Act 29 USCA §621, et seq., and/or any other similar federal, state and local laws, and any claims for retaliation thereunder; (v) any and all claims arising under the Employee Retirement Income Security Act; (vi) any and all other claims arising out of or in any way related to Employee’s employment or the separation of his employment with Advanta, including, but not limited to breach of contract, breach of covenant of good faith and fair dealing, defamation, fraud, promissory or equitable estoppel, misrepresentation, violation of public policy, wrongful discharge, unfair dismissal, or any other common law claim now or hereafter recognized; (vii) any and all claims arising under the Sarbanes Oxley Act of 2002, the Bank Secrecy Act, the Federal Deposit Insurance Act and/or any other similar federal, state or local laws; and (viii) any and all claims for attorneys’ fees, costs and expenses except in an action to enforce or to defend against enforcement of this Agreement;
          (b) represents that he is not aware of any violations of the Code of Ethics that he has not previously reported;
          (c) resigns, effective November 29, 2007 any and all officer and director positions Employee may hold with Advanta or any of its Affiliates and/or subsidiaries; and
          (d) agrees to cooperate fully with Advanta and its counsel in connection with any litigation, corporate transactions, general business matters, or agency investigations or audits, including the timely filing of any paperwork required under Regulation O or Sarbanes Oxley (SOX), if applicable, and to make himself reasonably available to Advanta to do so at times and locations as to not interfere with his duties and responsibilities to any future employer, job seeking opportunities and/or any personal responsibilities. Employee will be reimbursed for reasonable and customary out-of-pocket expenses incurred in complying with this sub-paragraph according to Advanta’s then current reimbursement policies.
     3. Employee will comply after the termination with the terms of the Business Ethics Agreement and the Confidentiality / Privacy section of the Code of Ethics.

     4. Employee acknowledges and agrees that the money and benefits he will receive under Paragraph 1 above exceed the money and benefits to which he otherwise would be entitled, are not required by any policy, plan or prior agreement and that such excess is sufficient consideration to support the grant of the General Release in Paragraph 2 above and all other obligations herein.
     5. Employee agrees that he will not disparage Advanta or its/their directors, officers, employees, products or services, in any statements that he makes to any third party, provided that this restriction will not prevent Employee from testifying truthfully in any legal proceeding or providing truthful information to any regulatory or governmental bodies. Advanta agrees that it will not disparage Employee in any statement made by an authorized representative of Advanta to third parties outside of Advanta, provided that this restriction will not prevent Advanta, or any employee or representative of Advanta, from testifying truthfully in any legal proceeding or providing truthful information to any regulatory or governmental bodies, rating agencies, analysts, credit providers, investors, or shareholders.
     6. If Employee fails to meet any of his obligations under this Agreement, or files any action alleging any claim described in Paragraph 2, Advanta shall not be obligated to make any payments under Paragraph 1 and Advanta may seek legal and equitable relief as allowed by law, including reimbursement of its attorneys’ fees. Nothing in this Paragraph 6 precludes Employee from challenging the validity of the release in Paragraph 2 under the requirements of the Age Discrimination in Employment Act (“ADEA”) and from seeking equitable and legal relief and reasonable attorneys’ fees in connection with such challenge. Employee shall not forfeit the consideration in Paragraph 1 or be responsible for reimbursing Advanta’s legal fees in connection with such a challenge. Employee acknowledges, however, that the release in Paragraph 2 applies to all claims that he has under the ADEA and that, unless the release is held to be invalid, all of Employee’s claims under the ADEA shall be extinguished by execution of this Agreement.
     7. Employee agrees that he will immediately return any and all documents (including all copies) and other property he may have which belongs to Advanta. Employee further agrees to return to Advanta any other of its documents and/or property that he may discover he has at a later time.
     8. If any term, covenant, restriction or provision of this Agreement is determined by any court to be unenforceable, illegal or invalid, and cannot be modified to be enforceable, the other terms, covenants, restrictions and provisions shall remain in full force and effect.
     9. This Agreement constitutes the entire agreement between the parties, except for the Business Ethics Agreement and the Confidentiality / Privacy section of the Code of Ethics. Any modifications to this Agreement must be in writing and signed by a duly authorized representative of Advanta.

     10. This Agreement is made in Pennsylvania and is to be governed by the substantive laws of Pennsylvania to the extent that state law is applicable.
     11. Employee agrees and represents that:
               (a) he has read carefully the terms of this Agreement, including the General Release contained in Paragraph 2;
               (b) he is hereby advised to consult with an attorney before executing this Agreement ;
               (c) he understands the meaning and effect of the terms of this Agreement, including the General Release provision contained in Paragraph 2;
               (d) he was given at least twenty-one (21) days in which to consider this Agreement;
               (e) he entered into this Agreement voluntarily and without compulsion of any kind;
               (f) he has not filed any claims, complaints or suits against Advanta; and
               (g) no promise or inducement not expressed in this Agreement has been made to him.
     12. Employee may revoke this Agreement for a period of seven (7) days following his execution of it. This Agreement shall not be effective or enforceable until the revocation period has expired. Any revocation must be in a writing signed by Employee and mailed to the office of Paul C. Jeffers, Vice President, Advanta Corp. Welsh & McKean Roads, PO Box 844, Spring House, PA 19477 before the revocation period has expired. The date the envelope is post-marked will be deemed to be the date of mailing. Any revocation should be sent by certified mail.
     13. As noted above, Employee had 21 days to decide whether he wished to execute this Agreement. If he does not sign this Agreement on or before the expiration of 21 days from the date this Agreement is delivered to him, then this offer is withdrawn and Employee will not be eligible for the separation payments and other benefits set forth above.

     THEREFORE, the parties, intending to be legally bound by this Agreement, execute this document on the 20th day of December, 2007.

EMPLOYEE:	ADVANTA:

/s/ Christopher J. Carroll	/s/ Paul C. Jeffers

Christopher J. Carroll	Paul C. Jeffers
Vice President, Human Resources
/s/ Patricia Kelly

Witness